Exhibit 99.1

ENERGY TRANSFER EQUITY ANNOUNCES THE EXPIRATION AND FINAL RESULTS OF THE TENDER OFFER OF ITS OUTSTANDING

7.500% SENIOR NOTES DUE 2020

DALLAS, TEXAS—December 2, 2013—Energy Transfer Equity, L.P. (NYSE: ETE) announced today the expiration and final results of its previously announced tender offer (the “Tender Offer”) to purchase for cash its outstanding 7.500% Senior Notes due 2020 (the “2020 Notes”). The terms and conditions of the Tender Offer are described in the Offer to Purchase Statement dated October 30, 2013 (as amended, the “Offer to Purchase”). As previously announced on November 14, 2013, the tender cap was increased from up to an aggregate of $400 million principal amount to up to an aggregate of $600 million principal amount.

The Tender Offer expired at 11:59 p.m., New York City time, on November 29, 2013 (the “Expiration Time”).

ETE has been advised by D.F. King & Co., Inc., the tender agent and information agent for the Tender Offer, that the total aggregate principal amount of Notes validly tendered at or prior to the Expiration Time and not validly withdrawn was $612,968,000. In accordance with the terms of the Tender Offer set forth in the Offer to Purchase, ETE will accept for purchase (and will not prorate) all of the 2020 Notes validly tendered at or prior to the Expiration Time and not validly withdrawn, representing approximately 34.05% of the outstanding 2020 Notes.

The consideration paid for each $1,000 principal amount of 2020 Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on November 13, 2013 (the “Early Tender Deadline”), will be $1,150, which amount includes the early tender payment of $50. The consideration paid for each $1,000 principal amount of 2020 Notes validly tendered and not withdrawn after the Early Tender Deadline and at or prior to the Expiration Time will be $1,100. In addition, holders whose 2020 Notes are purchased in the Tender Offer will receive accrued and unpaid interest on their 2020 Notes from, and including, the last interest payment date to, but excluding, the payment date. The aggregate consideration for the Notes accepted for purchase, including accrued interest, will be approximately $710.9 million. ETE expects to pay for the purchased 2020 Notes today.

ETE also completed today its previously announced public offering of $450.0 million in aggregate principal amount of 5.875% Senior Notes due 2024 (the “Notes Offering”) and the refinancing of its term loan credit facility and revolving credit facility. ETE will use the net proceeds from the Notes Offering, together with a portion of the borrowings under its new $1.0 billion term loan credit facility and new $600.0 million revolving credit facility, to fund the aggregate consideration for the Tender Offer.

The dealer managers for the Tender Offer were Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. D.F. King & Co., Inc. acted as tender agent and information agent in connection with the Tender Offer.

Energy Transfer Equity, L.P. (NYSE:ETE) is a master limited partnership which owns the general partner and 100% of the incentive distribution rights (“IDRs”) of Energy Transfer Partners, L.P. (NYSE:ETP), approximately 49.6 million ETP common units, and approximately 50.2 million ETP Class H Units, which track 50% of the underlying economics of the general partner interest and IDRs of Sunoco Logistics Partners L.P. (NYSE: SXL). ETE also owns the general partner and 100% of the IDRs of Regency Energy Partners LP (NYSE:RGP) and approximately 26.3 million RGP common units. The Energy Transfer family of companies owns more than 56,000 miles of natural gas, natural gas liquids, refined products and crude oil pipelines.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in ETE’s Annual Report on Form 10-K for the year ended December 31, 2012 and other documents filed from time to time with the Securities and Exchange Commission. ETE undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Contacts

Investor Relations:

Energy Transfer

Brent Ratliff, 214-981-0700

Or

Media Relations:

Granado Communications Group

Vicki Granado, 214-599-8785

214-498-9272 (cell)

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